Exhibit 99.1

            FiberCore Provides Update to Its U.S. Expansion Plans

CHARLTON, Mass., Feb. 2 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it is moving forward with its previously announced plans to build and operate facilities in North America in order to address this key market.

As part of its search for a location in North America, FiberCore recently optioned land in North Carolina. The state of North Carolina has, subject to various terms and conditions, proposed a land grant, tax credits, and other benefits with an estimated total value of approximately $5.7 million if the Company were to build its facility in North Carolina.

Dr. Mohd A. Aslami, President and CEO commented, "We remain committed to expanding our operations into North America. While we are considering the proposal, we are exploring financing options to support our expansion and would need to have a financing plan in place before making a final decision."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop, Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -- 508-248-3900 or by FAX -- 508-248-5588 or E-Mail FiberCore@aol.com.

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.